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                                                                    EXHIBIT 10.5

                          PROGRESS SOFTWARE CORPORATION
                 2007 FISCAL YEAR DIRECTOR COMPENSATION PROGRAM

A.   Amounts of 2007 Fiscal Year Compensation

     -    Annual Board Retainer:                 $275,000

     -    Audit Committee:                       $ 25,000 for Chair
                                                 $ 20,000 for Members

     -    Nomination and Governance Committee:   $ 10,000 for Chair
                                                 $  7,500 for Members

     -    Compensation Committee:                $ 15,000 for Chair
                                                 $ 12,500 for Members

     -    Special Committee(s):                  $ 30,000 for Chair
          (while in use)                         $ 25,000 for Members

     -    Board Chairman:                        $ 25,000

     Form of Payment: 25% in cash
                      75% in equity

     Equity: May be in the form of fully vested deferred stock units or fully vested stock options. The number of option shares is determined by dividing the compensation amount by the grant date Black Scholes value. The number of deferred stock units is determined by dividing the compensation amount by the grant date closing price of the Corporation's common stock.

     Election: The election to be paid either in options or deferred stock units must be made prior to the start of the Corporation's fiscal year, within ten days of the director's initial election to the Board, or prior to the approval of this program.

     Timing: Annual fiscal year compensation will be paid in two installments in arrears, coincident with the April and October dates of the broad-based employee equity grants. Amounts paid will be pro-rated for partial year service. Accordingly, if a director resigns from the Board, is removed from the Board by a vote, is removed from the Board due to a change in control, or dies in office, he or she is paid a pro-rated amount for service through date of termination of service. Similarly a director who joins the Board other than on the first day of the fiscal year will be paid a pro-rated amount of the annual fiscal year compensation.

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B.   Initial Director Option Grant

     Each newly elected Director shall receive an option to acquire 25,000 shares of the Corporation's common stock at the first April or October grant date following his or her election to the Board. The vesting is over a 60-month period and begins on the first day of the month following the month the Director joins the Board, with full acceleration upon a change in control. The term of the option shall be identical to employee options.

C.   Stock Retention Guidelines

     All non-affiliate Directors must hold 10,000 shares of the Corporation's common stock or deferred stock units. Directors have three years to attain this guideline.